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The Board of Directors
EFTC Corporation:

We consent to inclusion of our report relating to the consolidated balance sheets of EFTC Corporation and subsidiaries as of September 30, 1997 and December 31, 1996 and 1995 and the related consolidated statements of operations, shareholders' equity, and cash flows for the nine months ended September 30, 1997 and for each of the years in the three year period ended December 31, 1996 and incorporation by reference of our report relating to the consolidated balance sheets of EFTC Corporation and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996 in the registration statement on Form S-2 of EFTC Corporation and to the references to our firm under the headings "Summary Consolidated Historical and Pro Forma Financial Information", "Selected Consolidated Historical and Pro Forma Financial Data" and "Experts" in the Prospectus.



                                              KPMG Peat Marwick LLP


Denver, Colorado
October 20, 1997